Exhibit (a)(5)(I)

CENTERPULSE
  Implanting trust                                 Centerpulse Ltd
                                                   Andreasstrasse 15
                                                   CH-8050 Zurich, Switzerland

                                                   Tel 41 (0) 1 306 96 96
                                                   Fax 41 (0) 1 306 96 97
                                                   www.centerpulse.com
                                                   -------------------
MEDIA RELEASE
August 15, 2003
1/5


CENTERPULSE HALF YEAR-RESULTS ON TRACK:
SALES RISE 9% IN LOCAL CURRENCIES, EBITDA* MARGIN AT 25.7%

ZURICH, AUGUST 15, 2003 - CENTERPULSE'S STRONG OPERATING RESULTS IN THE SECOND QUARTER ARE IN LINE WITH ITS RECENTLY ISSUED GUIDANCE AND ITS OBJECTIVES OF PROFITABLE GROWTH AND CASH GENERATION. SALES INCREASED 9% IN LOCAL CURRENCIES FOR THE FIRST SIX MONTHS TO CHF 634 MILLION (PRIOR YEAR CHF 639 MILLION). IN SWISS FRANC TERMS, SALES DECREASED BY 1%, DUE PRIMARILY TO A WEAKER US DOLLAR. EBITDA* IN THE FIRST SIX MONTHS INCREASED BY 3% TO CHF 163 MILLION FROM CHF 159 MILLION IN 2002 THANKS TO OPERATIONAL IMPROVEMENTS WITHIN THE EUROPEAN ORTHOPEDICS BUSINESS. OPERATING CASHFLOW MORE THAN TRIPLED TO CHF 88 MILLION FROM CHF 25 MILLION IN THE FIRST HALF.

This performance demonstrates the strength and resilience of the company in the reconstructive, spinal and dental implant markets notwithstanding the uncertainty related to the bid activity for the company.

Net income decreased to CHF 71 million from CHF 95 million in the first half and was influenced by a 5% increase in the costs recognized for the previously disclosed hip and knee implant litigation (CHF 61 million) and costs directly related to the potential takeover of Centerpulse (CHF 16 million), partially offset by income related to an agreement with ATS Medical, Inc. (CHF 10 million).


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OVERVIEW FIRST HALF RESULTS 2003
(unaudited, in millions CHF)
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                                    JAN.  - JUNE                   JAN. - JUNE                    CHANGE             CHANGE IN LOCAL
                                        2003                          2002                        IN CHF                CURRENCIES
------------------------------------------------------------------------------------------------------------------------------------
Net Sales                                634                           639                           -1%                       +9%
------------------------------------------------------------------------------------------------------------------------------------
EBITDA*                                  163                           159                           +3%                      +13%
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                71                            95                          -25%                       N/A
------------------------------------------------------------------------------------------------------------------------------------

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Operating Cashflow                        88                            25                         +252%                       N/A
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OVERVIEW FIRST HALF RESULTS 2003
(unaudited, in millions CHF)
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                                    APRIL - JUNE                  APRIL - JUNE                    CHANGE             CHANGE IN LOCAL
                                        2003                          2002                        IN CHF                CURRENCIES
------------------------------------------------------------------------------------------------------------------------------------
Net Sales                                316                           318                           -1%                       +7%
------------------------------------------------------------------------------------------------------------------------------------
EBITDA*                                   84                            76                          +11%                      +20%
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Net Income                                27                            51                          -47%                       N/A
------------------------------------------------------------------------------------------------------------------------------------

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Operating Cashflow                       101                            27                         +274%                       N/A
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

CENTERPULSE
  Implanting trust

MEDIA RELEASE
August 15, 2003
2/5


GROUP RESULTS

Gross profit decreased by 2% to CHF 212 million in the second quarter (prior year CHF 216 million). The gross margin decreased to 67.1% in the second quarter from 67.9% in the same period last year. This development was primarily the result of an increase in obsolescence reserves in the Spine-Tech and Orthopedics Divisions in North America. For the first six months, gross profit decreased by 2% to CHF 426 million from CHF 434 million for the same period in 2002. The gross margin decreased to 67.2% in the first half from 67.9% in the same period last year.

EBITDA* as percentage of sales increased from 23.9% to 26.6% quarter-on-quarter and increased from 24.9% to 25.7% for the first six months. The increase in the EBITDA* margin for the second quarter was mainly driven by cost savings achieved in the Orthopedics Division in Europe, which are a direct result of measures initiated in the second half of last year. In addition, favorable currency effects of CHF 6 million positively impacted the result.

There was an operating loss of CHF 4 million in the second quarter 2003 (compared to an operating income of CHF 56 million for the same period last year) and operating income of CHF 64 million for the first six months (prior year CHF 115 million).

Net income for the second quarter decreased by 47%, to CHF 27 million, from CHF 51 million in the same period of 2002. Net income for the first six months of 2003 decreased by 25% to CHF 71 million (prior year CHF 95 million).

Cash flow from operating activities was CHF 101 million in the second quarter of 2003 (prior year CHF 27 million) and CHF 88 million for the first six months of 2003 (prior year CHF 25 million). This significant increase in operating cash flow was mainly the result of strong operating performance. It also included approximately CHF 45 million in cash outflow in the first six months, of which 25 million occurred in the second quarter, attributable to the hip and knee implant litigation and costs related to the potential takeover of Centerpulse.


DIVISIONS
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SALES ORTHOPEDICS DIVISION
(unaudited, in millions CHF)
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                                    EUROPE                   NORTH AMERICA                  REST OF WORLD                     TOTAL
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
2nd quarter 2002                       138                              74                             24                       236
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2nd quarter 2003                       142                              71                             25                       238
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Growth rate in %
------------------------------------------------------------------------------------------------------------------------------------
- In CHF                                 3                              -4                              4                         1
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- In local currencies                    1                              15                             12                         6
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

CENTERPULSE
  Implanting trust


MEDIA RELEASE
August 15, 2003
3/5

Sales at the Orthopedics Division increased by 6% in local currencies to CHF 238 million in the second quarter.

Sales growth in North America reached 15% in local currencies, which is in line with the estimated market growth. The primary drivers were the Natural Knee(TM) unicompartemental system, the Natural Knee(TM) II system, the highly cross-linked polyethylene components for both hip and knee (Durasul(R)) and the Alloclassic(R) hip system. The trend towards minimally invasive surgery continues to become more important and is addressed by the CARE(TM) MIS program and the Bio Skills Learning Lab, where surgeons are being trained in the latest surgical techniques for both hip and knee implants.

In Europe, the sales growth was 1% in local currencies. Sales growth in Switzerland, the Netherlands, the UK and Sweden was remarkable. Belgium achieved outstanding sales growth (28% in local currency) during the quarter. Sales growth was flat as expected in the major markets Germany, France and Italy due to the continued pricing pressure coupled with our increased focus on profitability and cash generation. These objectives led also to a significant decrease in sales to third party distributors. The primary product growth drivers were again the INNEX(R) knee system and the CLS(R) and Alloclassic(R) cementless hip system. The new DUROM(TM) hip resurfacing system was launched in major markets in Europe towards the end of the second quarter and enables the company to offer an innovative solution to treat younger and more active patients.

In Japan, sales growth in local currency was 27%, which was again significantly above the estimated market growth. The Natural Hip(TM) and the Natural Knee(TM), together with the highly cross-linked Durasul(R) components, were the strongest contributors to the growth in that market.


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SALES SPINE-TECH DIVISION
(unaudited, in millions CHF)
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                                    EUROPE                   NORTH AMERICA                 REST OF WORLD                       TOTAL
------------------------------------------------------------------------------------------------------------------------------------
2nd quarter 2002                         5                              41                             2                         48
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2nd quarter 2003                         5                              38                             1                         44
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Growth rate in %
------------------------------------------------------------------------------------------------------------------------------------
- In CHF                                 9                              -8                           -41                         -7
------------------------------------------------------------------------------------------------------------------------------------
- In local currencies                    7                              11                           -40                          9
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

Sales at the Spine-Tech Division were CHF 44 million in the second quarter, an increase of 9% in local currencies, and significantly higher than the 2% growth in local currencies reported in the previous quarter.

In North America, the company successfully launched two new products in the second quarter: the Optima(TM) inner-set pedicle screw system, which broadens the company's lumbar fusion offerings, and the cervical specialty graft to complement its allograft options. The primary growth drivers were the ST 360(degree)(TM) pedicle screw system, which was launched in the previous quarter, the Trinica(TM) and Trinica Select(TM) cervical plates and the Puros(TM) allografts. The cage market continued to decline, but the new products

CENTERPULSE
  Implanting trust


MEDIA RELEASE
August 15, 2003
4/5


launched have more than offset the decrease of cage sales. In July 2003, the company received FDA approval for the BAK(TM) Vista(TM) radiolucent cage and began to market it immediately. The BAK(TM) Vista(TM) is the only radiolucent cage approved for stand-alone use in the US and management expects this product to further stabilize its cage sales in the following quarters.

In Europe, the sales growth was 7% in local currencies. The Dynesys(R) dynamic stabilisation system for the lumbar spine continues to be the main growth driver in this region.


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SALES DENTAL DIVISION
(unaudited, in millions CHF)
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                                    EUROPE                   NORTH AMERICA                 REST OF WORLD                     TOTAL
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
2nd quarter 2002                         7                              21                             6                        34
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2nd quarter 2003                         8                              20                             6                        34
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Growth rate in %
------------------------------------------------------------------------------------------------------------------------------------
- In CHF                                 7                              -4                            -7                        -3
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- In local currencies                   16                              15                             3                        13
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

Sales at the Dental Division were CHF 34 million in the second quarter, a 13% increase in local currencies, which was in line with the estimated market growth.

Sales growth in North America and in Europe was 15% and 16% in local currencies, respectively, which were either in line with or above the estimated market growth. France and Spain have contributed strongly to the growth, whereas Germany and Israel were below expectations and offset positive developments in Korea and Japan. The company further continues with its successful Peer Practicum(R) educational programs to target general practitioners and its Smart StepsSM campaign.

In the second quarter, the company launched the reusable Driva(TM) drills, which enhances the ease of use of the implant systems offered. The primary drivers for sales growth were the Tapered Screw-Vent(TM) and the Puros(TM) bone products.


OUTLOOK

Max Link, Chairman of the Board and CEO said:
"I am pleased with the half-year results which demonstrate the strength and resilience of our performance and our strong position in the reconstructive, spinal and dental implant markets, notwithstanding the current uncertainty related to the bid activity for the company."

However, any delay in the takeover timetable as recommended by the Swiss Takeover Board may have a negative impact on the business. If the takeover process remains within the current timetable, the company can confirm the previously disclosed objectives for the full-year as follows: Sales growth of at least 10% in local currencies and an EBITDA* margin in the range of 24% to 25%.

CENTERPULSE
  Implanting trust


MEDIA RELEASE
August 15, 2003
5/5

After a careful analysis of all strategic options, the Board of Directors of Centerpulse has concluded that a combination of Centerpulse with either Smith&Nephew or Zimmer offers a unique opportunity to create an industry leader and would better serve the long-term interests of patients, surgeons, employees and shareholders than the continued independence of Centerpulse. The Board today recommended the acceptance of the Zimmer offer contingent upon approval of Zimmer's shareholders to the transaction. The offer period for both offers ends on August 27, 2003, according to the current timetable.


For analysts and investors, there will be a conference call in the afternoon at
16.00 Central European Time (15.00 GMT, 10.00 EST). The dial in numbers are +41
(0)91 610 5600 for Europe and RoW, +44 (0)207 107 0611 for UK and +1 (1)866 291
4166 for USA.

Centerpulse's subsidiaries develop, produce, and distribute medical implants and biological materials for orthopedic, spinal and dental markets worldwide. The product array includes artificial joints, dental implants, spinal implants and instrumentation.

* EBITDA = Operating Income before depreciation, goodwill amortization of continuing operations; gain on the sale of discontinued operations; transaction costs/gain on contractual settlement and hip and knee implant litigation.

SAFE HARBOR STATEMENTS UNDER THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This release may contain forward-looking statements including, but not limited to, projections of future performance and regulatory approvals, subject to risks and uncertainties. These statements are subject to change based on known risks detailed from time to time in the Company's Securities and Exchange Commission filings and other known and unknown risks and various other factors, which could cause the actual results or performance to differ materially from the statements made herein.


MEDIA RELATIONS:                                    FOR BIDDING PROCESS:
Centerpulse Corporate Communications                Brunswick
Beatrice Tschanz                                    Steve Lipin
Mobile:    +41 (0)79 407 08 78                      Office: +1 212 333 38 10
Phone:     +41 (0)1 306 96 46                       Mobile: +1 917 853 08 48
Fax:       +41 (0)1 306 96 51
E-Mail:    press-relations@centerpulse.com          Simon Holberton
                                                    Office: +44 20 7404 59 59
                                                    Mobile: +44 79 7498 23 47

INVESTOR RELATIONS:
Suha Demokan
Mobile:    +41 (0)79 430 81 46
Phone:     +41 (0)1 306 98 25
Fax:       +41 (0)1 306 98 31
E-Mail:    investor-relations@centerpulse.com
           ----------------------------------

Marc Ostermann
Mobile:   +41 (0)79 787 92 84
Phone:    +41 (0)1 306 98 24
Fax:      +41 (0)1 306 98 31
E-Mail:   investor-relations@centerpulse.com
          ----------------------------------

(Swiss Stock Exchange: CEPN; New York Stock Exchange: CEP)

THIS MEDIA RELEASE IS AVAILABLE ON THE INTERNET AT: WWW.CENTERPULSE.COM.
                                                    -------------------

THE 2ND QUARTER 2003 INTERIM REPORT CAN BE DOWNLOADED AT WWW.CENTERPULSE.COM
 "INVESTORS / DOWNLOAD CENTER".